Exhibit 99.1

FOR IMMEDIATE RELEASE

BULLETIN!                          BULLETIN!                          BULLETIN!

SuperGen will hold a telephone conference call at 4:30 p.m. (EDT) / 1:30 p.m. (PDT) today, Wednesday, March 14, 2007. Dr. James Manuso, Chairman, President and Chief Executive Officer and Michael Molkentin, Chief Financial Officer, will discuss issues and answer questions relating to this news release. Those wishing to participate in the call should call 866-383-8108 (international callers dial 617-597-5343) at approximately 4:20 p.m. (EDT). The passcode for the call is 13652304. Those not wishing to participate may listen to the live Webcast of the conference call by visiting www.supergen.com. Upon conclusion, an audio recording of the call will be available on SuperGen’s Web site for 90 days.

SuperGen Reports 2006 Fourth Quarter and Year-End
Financial Results

DUBLIN, Calif., March 14, 2007 – SuperGen, Inc. (NASDAQ: SUPG) today announced financial results and corporate highlights for the fourth quarter and year ended Dec. 31, 2006.  The Company reported a net loss for 2006 of $16.5 million, or $0.31 per share, compared with a net loss of $14.5 million, or $0.28 per share, for the same prior year period.  The increase in net loss is due to an increase in total costs and operating expenses, which includes a charge for acquired in-process research and development expenses resulting from an acquisition, a reduction in Nipent® (pentostatin for injection) and Surface Safe® net product revenue due to the sale of the U.S. commercial business, offset by an increase in milestone and royalty revenue resulting from a license agreement for Dacogen™ (decitabine for injection) when compared to the same prior year period.

Financial Highlights Include:

•                  Total revenue pursuant to the license agreement with MGI PHARMA was approximately $28.5 million compared to $13.4 million for the same prior year period.

•                  A deferred gain on the sale of the North American rights for Nipent and Surface Safe to Mayne Pharma in the amount of $11.8 million has been recorded by the Company.

•                  The Company completed an acquisition of a privately held, oncology focused drug discovery and development company resulting in a charge for acquired in-process research and development of $16.3 million.

•                  The Company closed the year with unrestricted cash, cash equivalents, and marketable securities totaling $67.9 million.

“SuperGen has achieved several significant milestones during 2006 and is becoming a recognized oncology drug discovery and development enterprise,” said Dr. James Manuso, President and Chief Executive Officer.  “We enter 2007 with a good cash position, an increasing royalty revenue stream from our license agreement with MGI PHARMA and a restructured workforce. Finally, we are developing a strong product pipeline that will enhance overall stockholder value.”

2006 Fourth Quarter Results

Total revenues for the 2006 fourth quarter were $2.9 million compared with $9.2 million for the same prior year period.  Total revenues for the 2006 fourth quarter reflect $2.4 million in royalty revenue pursuant to the license agreement entered into with MGI PHARMA during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen.  The Company recognizes royalty revenue on a cash basis when it is received from MGI PHARMA.  In the same prior year period, total revenues included $2.5 million in development and license revenue for recognition of deferred revenue related to an upfront payment received and $700,000 of reimbursable development costs pursuant to the license agreement with MGI PHARMA.  There was no revenue related to the recognition of deferred revenue for an upfront payment received during 2006.  Net product revenue for the 2006 fourth quarter was $467,000 compared with $6 million for the same prior year period.  The decrease in net product revenue during the 2006 fourth quarter is primarily due to the sale of the Company’s North American rights for Nipent and Surface Safe to Mayne Pharma that was effective Aug. 22, 2006.

Total costs and operating expenses for the 2006 fourth quarter were $10.6 million compared with $12.7 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for the 2006 fourth quarter were lower cost of product revenue, a reduction in sales and marketing expenses resulting from the sale of the Company’s North American rights for Nipent and Surface Safe to Mayne Pharma offset by the inclusion of non-cash charges for the estimated fair value of employee stock options due to the adoption of SFAS 123R on Jan. 1, 2006, severance and retention costs being accrued over the transition service period, an increase in legal and accounting expenses related to the Mayne Pharma transactions and higher research and development costs related to increased product development activities resulting from the acquisition of Montigen Pharmaceuticals earlier in 2006.

The Company reported a net loss for the 2006 fourth quarter of $6.3 million, or $0.11 per share, compared with a net loss of $3.6 million, or $0.07 per share, for the same prior year period.  Included in the net loss for the 2006 fourth quarter is $1 million of accrued severance and retention costs, a non-cash charge of $807,000 for the fair value of employee stock options due to the adoption of SFAS 123R on Jan. 1, 2006, an income tax provision of $323,000 resulting primarily from the tax effect of expiring derivative obligations offset by reimbursed services provided to Mayne Pharma of $1.4 million and a non-cash gain for a change in valuation of derivatives of $490,000.

2006 Year-End Financial Results

Total revenues for the 2006 were $38.1 million compared with $30.2 million for the same prior year period.  Total revenues for 2006 reflect $25 million of milestone payments included in development and license revenue and $3.4 million of royalty revenue pursuant to the license agreement entered into with MGI PHARMA during 2004.  The Company recognizes royalty revenue on a cash basis when it is received from MGI PHARMA.  In the same prior year period, total revenues included $3.5 million of reimbursable development costs and $9.9 million in development and license revenue for recognition of deferred revenue related to an upfront payment received pursuant to the license agreement with MGI PHARMA.  There was no revenue related to the recognition of deferred revenue for an upfront payment received during 2006.  Net product revenue for 2006 was $9.6 million compared to $16.1 million for the same prior year period.  Net product revenue during 2006 included Nipent sales of $8.4 million compared to $15 million for the same prior year period.  The decrease in net product revenue during 2006 is primarily due to the sale of the Company’s North American rights for Nipent and Surface Safe to Mayne Pharma that was effective Aug. 22, 2006.

Total costs and operating expenses for 2006 were $59.6 million compared with $46.2 million for the same prior year period.  The primary reason for the increase in total costs and operating expenses for 2006 was the inclusion of acquired in-process research and development expenses, higher research and development costs related to increased product development activities resulting from the acquisition of Montigen Pharmaceuticals earlier in 2006, inclusion of non-cash charges for the estimated fair value of employee stock options due to the adoption of SFAS 123R on Jan. 1, 2006, severance and retention costs being accrued over the transition service period and an increase in legal and accounting expenses related to the Mayne Pharma transactions offset by lower sales and marketing expenses resulting from the sale of the Company’s North American rights for Nipent and Surface Safe to Mayne Pharma.

The Company reported a net loss for 2006 of $16.5 million, or $0.31 per share, compared with a net loss of $14.5 million, or $0.28 per share, for the same prior year period.  Included in the net loss for 2006 is $1.6 million of accrued severance and retention costs, a non-cash charge of $3.3 million to operating expenses for the fair value of employee stock options due to the adoption of SFAS 123R on Jan. 1, 2006, an income tax provision of $575,000 resulting primarily from the tax effect of the net proceeds received on the sale of the Company’s North American rights for Nipent and Surface Safe to Mayne Pharma, the expiration of derivative obligations offset by reimbursed services provided to Mayne Pharma of $2.1 million, a gain of $780,000 representing the difference between the carrying value of a Company equity investment and the proceeds received from the exercise of outstanding warrants issued to certain previous note holders of the convertible debt instruments executed during 2003 to purchase shares of AVI BioPharma Inc.’s common stock at an exercise price of $5 per share and a non-cash gain for a change in valuation of derivatives of $1.8 million and milestones payments earned.

The Company’s unrestricted cash, cash equivalents and marketable securities increased to $67.9 million compared with $47.8 million at the end of the same prior year period.

Recent Corporate Events:

•                  The Company announced the presentation of posters describing preclinical data on MP-529, one of our selected lead compounds, and several discovery programs during the scientific sessions at the 18th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics held in Prague, Czech Republic.

•                  The Company announced the presentation of data on two lead compounds and a promising lead molecule from its DNA methylation inhibitor program during the scientific sessions at the 18th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics held in Prague, Czech Republic.

•                  Mayne Pharma and the Company announced that Mayne has agreed to acquire the remaining worldwide rights to Nipent for a total consideration of $8 million.  The Company will receive approximately $3.75 million upfront when the transaction closes.  The balance of the purchase price includes $1.25 million of payments contingent on key events and the remaining $3 million is payable over a five-year period on the anniversary of the closing date.  The transaction is subject to customary closing conditions and regulatory approval and is anticipated to close during the 2007 first quarter.

About SuperGen

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the discovery, acquisition, rapid development and commercialization of therapies for solid tumors and hematological malignancies. SuperGen is developing a number of therapeutic anticancer products focused on inhibitors of aurora-A, tyrosine kinase and DNA methyltransferase.  For more information about SuperGen, please visit http://www.supergen.com.

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include statements regarding SuperGen’s obligations to make contingent payments in connection with the acquisition of Montigen, SuperGen’s estimation of the amount of the unrecorded payroll tax liability, whether SuperGen will satisfactorily achieve the remaining contingencies surrounding the Mayne Pharma transaction and when or whether the deferred revenue is recognized for accounting purposes and SuperGen’s expectation of future milestone payments and royalties on worldwide Dacogen sales.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition, the actual amount of the payroll liability and its impact on our financial statements, and the ability of MGI to generate global sales of Dacogen.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of Orathecin, conducting and completing clinical trials and obtaining regulatory approval of our other products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Greg Geissman
SuperGen, Inc.	Noonan Russo
SVP, Corporate Communications & Business Development Tel: (925) 560-0100 x111	Vice President, Director of Media Relations Tel: (858) 646-3058
E-mail: tenns@supergen.com	E-mail: greg.geissman@eurorscg.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow…

SUPERGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$467	$5,963	$9,563	$16,059
Development and license revenue from MGI PHARMA, Inc.	29	3,244	25,093	13,353
Royalty revenue	2,384	—	3,427	—
Distribution agreement and other revenue	—	—	—	757
Total revenues	2,880	9,207	38,083	30,169

Costs and operating expenses:
Cost of product revenue	126	1,315	2,003	3,051
Research and development	5,035	3,474	16,544	15,059
Selling, general, and administrative	5,402	7,888	24,714	28,046
Acquired in-process research and development	—	—	16,318	—
Total costs and operating expenses	10,563	12,677	59,579	46,156
Loss from operations	(7,683)	(3,470)	(21,496)	(15,987)

Interest income	952	500	2,746	1,727
Gain on disposition of investment in AVI BioPharma stock resulting from exercise of warrant	—	—	780	—
Foreign currency transaction gain	241	—	241	—
Other than temporary decline in value of investments	—	(11)	—	(11)
Change in valuation of derivatives	490	(632)	1,817	(211)
Loss before income tax	(6,000)	(3,613)	(15,912)	(14,482)
Income tax provision	(323)	—	(575)	—
Net loss	$(6,323)	$(3,613)	$(16,487)	$(14,482)
Basic and diluted net loss per comon share	$(0.11)	$(0.07)	$(0.31)	$(0.28)
Weighted average shares used in basic and diluted net loss per common share calculation	55,164	51,585	53,439	51,309

SUPERGEN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2006	2005
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$67,704	$47,664
Accounts receivable, net	489	5,576
Development revenue receivable from MGI PHARMA, Inc	29	550
Accounts receivable, Mayne Pharma	1,502	—
Inventories	223	1,439
Prepaid distribution and marketing rights	630	—
Prepaid expenses and other current assets	1,111	1,407
Total current assets	71,688	56,636

Marketable securities, non-current	179	147
Investment in stock of related parties	659	673
Due from related parties, non-current	31	52
Property, plant and equipment, net	3,752	2,907
Goodwill	731	731
Other intangibles, net	958	290
Restricted cash and investments, non-current	10,043	11,805
Other assets	5	30
Total assets	$88,046	$73,271

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$5,202	$3,391
Derivative liability	—	1,817
Payable to AVI BioPharma, Inc.	565	565
Deferred gain on sale of products to Mayne Pharma	11,754	—
Deferred revenue	459	—
Accrued payroll and employee benefits	3,296	2,269
Total current liabilities	21,276	8,042

Deferred rent	938	972
Total liabilities	22,214	9,014

Stockholders’ equity	65,832	64,257
Total liabilities and stockholders’ equity	$88,046	$73,271